Exhibit 99.2

FY2019 SALARY AND BONUS ARRANGEMENTS
FOR EXECUTIVE OFFICERS

FY2019 Salary Structure **

Position	Name	FY2019 Base Salary
President & CEO	Terry W. Handley	$925,000
SVP/CFO	William J. Walljasper	$595,000
SVP/General Counsel, Secretary	Julia L. Jackowski	$593,000
SVP/Operations	Jay Soupene	$440,000
SVP/Store Development	Brian J. Johnson	$435,000
SVP/Human Resources	Cindi Summers	$435,000
SVP/Chief Marketing Officer	Chris Jones	$435,000

**No change from FY2018

FY2019 Annual Incentive Plan

Similar to fiscal 2018, for fiscal 2019 the annual incentive plan will utilize a tiered approach, expressed as a percentage of base salary. The three tiers are for the Chief Executive Officer (“CEO”), the Senior Vice Presidents (“SVPs”), and the Vice Presidents (“VPs”). The annual incentive target for each tier will be: 100% of base salary for the CEO, 65% or 70% of base salary for the SVPs, and between 50% and 60% of base salary for the VPs.

The fiscal 2019 annual incentive plan will be based on EPS (50%), with the remaining 50% based on same-store sales growth and gross profit margin in both fuel (20%) and inside sales (30%). Threshold, target and maximum performance goals have been established for the annual incentive plan, based on internal goals and objectives approved by the Board, with a payout range from 0% to 200% of target depending on performance. A “circuit breaker” will be utilized, under which a minimum level of EPS is required before any bonus may be earned. All bonuses earned under the annual incentive plan will be paid in cash. No bonuses were earned in fiscal 2018.